EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Subsidiaries	State or Jurisdiction of Organization

Pioneer Natural Resources USA, Inc.	Delaware
DMLP CO.	Delaware
Mesa Environmental Ventures Co.	Delaware
Petroleum South Cape (Pty) Ltd.	South Africa
Pioneer Hutt Wind Energy LLC	Delaware
Pioneer Natural Gas Company	Texas
Pioneer Natural Resources Foundation	Texas
Pioneer Natural Resources Pumping Services LLC	Delaware
Industrial Sands Holding Company	Delaware
Pioneer Sands LLC	California
Pioneer Natural Resources South Africa (Pty) Limited	South Africa
Pioneer Natural Resources (Tierra del Fuego) S.R.L.	Argentina
Pioneer Natural Resources Well Services LLC	Delaware
Pioneer Resources Gabon Limited	Bahamas
Pioneer Water Management LLC	Delaware
Pioneer Uravan, Inc.	Texas
PNR Acquisitions LLC	Delaware
Pioneer International Resources Company	Delaware
LF Holding Company LDC	Cayman Islands
Parker & Parsley Argentina, Inc.	Delaware
TDF Holding Company LDC	Cayman Islands

Note: Inclusion in the list is not a representation that the subsidiary is a significant subsidiary.